FIRST UNITED CORPORATION ANNOUNCES THIRD
QUARTER EARNINGS

OAKLAND, MARYLAND—November 5, 2007: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended September 30, 2007 of $3.6 million ($.58 earnings per share) compared to $3.3 million ($.53 earnings per share) for the third quarter of 2006.

For the nine-month period ended September 30, 2007, the Corporation’s annualized return on average assets and average shareholders’ equity were .84% and 11.84%, respectively, compared to .93% and 12.79%, respectively, for the same period in 2006. Net income for the first nine months of 2007 was $8.8 million ($1.43 earnings per share), compared to $9.1 million ($1.49 earnings per share) for the first nine months of 2006. The decrease in net income resulted primarily from a non-recurring pre-tax charge of approximately $1.6 million ($1.0 million or $.18 per share, net of tax) associated with the transfer of certain investment securities from the available-for-sale category to the trading category during the first quarter of 2007 and the subsequent sale of those securities during the second quarter. The loss was partially offset by increases in other operating income, particularly trust department income, insurance commissions, secondary market fees, and debit card income.

Comparing the first nine months of 2006 and 2007, our performance ratios declined during the first nine months of 2007 due to the recognition of the $1.6 million pre-tax loss on the transfer and sale of investment securities. The proceeds from the sale were reinvested in securities with a higher book yield that should result in an additional $.9 million of interest income annually. Our year-to-date 2007 performance results, exclusive of the impact of the non-recurring securities losses and the associated increase in interest income and taxes, are presented in the following table:

	For the nine months ended
	September 30, 2007		September 30, 2006
	Actual	Excluding Securities Loss & Associated Income	Actual
Net Income	$8,821	$9,675	$9,114
Earnings Per Share	$1.43	$1.57	$1.49
Return on Average Equity	11.84%	12.99%	12.79%
Return on Average Assets	.84%	.92%	.93%

Total assets were $1.46 billion at September 30, 2007, an increase of $109.3 million (8.1%) since December 31, 2006.

Gross loans were $1.03 billion at September 30, 2007 compared to $963.7 million at December 31, 2006, an increase of $68.2 million (7.08%). Growth in the residential mortgage portfolio ($23.7 million) is attributable to a $25 million mortgage loan purchase that was consummated at the end of April 2007. This purchase was offset by a slight decline in the in-house portfolio, which resulted from a flat interest rate yield curve and a consumer preference for locking in fixed-rate mortgage loans. We primarily originate fixed-rate loans for the secondary mortgage market. The commercial portfolio has increased $64.9 million since December 31, 2006 as a result of in-house production and commercial participations with other financial institutions. At September 30, 2007, approximately 81% of the commercial loan portfolio was collateralized by real estate. The increases in our residential mortgage and commercial portfolios were offset by a decline in the installment portfolio ($17.2 million) and the residential construction ($3.2 million) portfolio.

Total deposits were $1.06 billion at September 30, 2007, compared to $971.4 million at December 31, 2006, an increase of $85.5 million. Interest-bearing demand deposits increased $118.5 million due to successful retail growth in the money market product and the receipt of $85 million in brokered money market funds. This increase was offset by a decline in time deposits of $100,000 or more as a result of maturities in brokered certificates of deposit near the end of third quarter. These deposits temporarily rolled to short-term borrowings prior to being reinvested early in October 2007.

Comparing September 30, 2007 to December 31, 2006, shareholders’ equity increased 4.3%, from $96.9 million to $101 million, resulting in a slight increase in book value per share from $15.77 at December 31, 2006 to $16.40 at September 30, 2007. At September 30, 2007, there were 6,157,579 issued and outstanding shares of the Corporation’s common stock.

Net- Interest Income

Net interest income increased $1.7 million during the first nine months of 2007 over the same period in 2006, due to a $9.5 million (16%) increase in interest income offset by a $7.9 million (28%) increase in interest expense.

The increase in interest income resulted from an increase in interest-earning assets of $95.2 million (8%) and an increased yield on the interest-earning assets during the first nine months of 2007 when compared to the first nine months of 2006. The increase in interest-earning assets is primarily attributable to healthy commercial loan growth and the growth that we experienced in our investment portfolio in connection with the investment leverage strategy implemented during the fourth quarter of 2006 and first quarter of 2007, which used brokered certificates of deposit to fund the purchase of higher yielding corporate bonds. The rising interest rate environment and the increase in the investment portfolio contributed to an increase in the yield on earning assets.

Interest expense increased during the first nine months of 2007 when compared to the same period of 2006 due to the higher interest rate environment and an overall increase in average interest-bearing liabilities of $47.1 million. Average interest-bearing deposits have increased in 2007 by $53.9 million due to an increase in money market funds and successful retail promotions of certificates of deposit. The effect of the increasing rate environment and competition for retail deposits resulted in a 77 basis point increase in the average rate paid on our average interest-bearing liabilities from 3.46% for the nine months ended September 30, 2006 to 4.23% for the same period of 2007. The net result of the aforementioned factors was a 9 basis point decrease in the net interest margin during the first nine months of 2007 to 3.48% from 3.57% during the same period of 2006. Management believes that the investment leverage strategy will result in increased earnings, but will continue to have a negative impact on our net interest margin for the foreseeable future.

Net interest income for the third quarter of 2007 increased $1.1 million when compared to the same period of 2006 due to a $3.7 million (18%) increase in interest income offset by a $2.6 million (25.4%) increase in interest expense. The reasons for these increases are similar to those discussed above for the nine-month period.

Asset Quality

The Corporation’s asset quality remains sound. The ratio of non-performing and 90 days past-due loans to total loans at September 30, 2007 was .91%, compared to .40% at December 31, 2006 and .43% at September 30, 2006. The ratio of non-performing and 90 days past-due loans to total assets at September 30, 2007 was .65%, compared to .29% at December 31, 2006 and .31% at September 30, 2006.

The provision for loan losses was $1.3 million for the first nine months of 2007, compared to $.6 million for the same period of 2006. The provision for loan losses for the third quarter of 2007 increased $.3 million when compared to the third quarter of 2006. The increase in the provision in 2007 is due to increased net charge offs, an increase in the level of non-accrual loans and loan growth during 2007 and changes in the economy that impact our loans and that are beyond our control. As a result of the evaluation of the loan portfolio, the allowance for loan losses increased slightly to $6.9 million at September 30, 2007, compared to $6.5 million at December 31, 2006. Management believes that the allowance at September 30, 2007 is adequate to provide for probable losses in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income increased $.1 million during the first nine months of 2007 when compared to the same periods of 2006 despite the recognition of a $1.6 million loss related to the above-mentioned transfer and sale of investment securities. Excluding this non-recurring charge, other operating income would have increased $1.7 million for the first nine months of 2007 when compared to the same period of 2006, driven by trust department earnings and insurance commissions. Other income for the third quarter of 2007 increased $.6 million when compared to the third quarter of 2006. Trust department earnings were strong for the first nine months as a result of successful business development efforts, resulting in increases in the average market value of assets under management. Insurance commissions also increased due to the collection of contingency income and additional income generated by the acquisition of two books of business during the second and third quarters of 2007. Contingency income is paid by insurance carriers based upon various factors beyond our control, including claims histories, and varies from year to year. Other income increased during the period as a result of increased fees on the origination of secondary market mortgages and increased miscellaneous service charges.

Other operating expenses increased 6% for the first nine months of 2007 and increased 12.7% for the third quarter of 2007 when compared to the same time periods of 2006. The increases are attributable to increases in personnel expenses due to the hiring of several regional market presidents to strengthen our presence in key market areas and normal merit increases. Occupancy and equipment expenses increased due to the opening of three new branch offices and our new operations center. In addition, we experienced increases in other expenses such as marketing, consulting and other miscellaneous expenses.

Investment Portfolio Restructuring

During the first quarter of 2007, we initiated an investment portfolio restructuring intended to substantially change the economic position of our investment portfolio. This was accomplished by shifting the anticipated cash flow of the investment portfolio (from maturing securities, amortizing securities and securities subject to call) from the short-term period of six months to three years into the intermediate term of three to eight years.

During the first quarter of 2007, we transferred available-for-sale securities with a carrying value of $76.9 million at the beginning of the quarter to trading securities with the anticipation of selling the securities and replacing them with higher yielding investments. We determined that the securities earmarked for sale would, if retained, have subjected our earnings to higher volatility in a declining interest rate environment. As a result of transferring these securities to the trading category, we recognized a pre-tax loss of approximately $1.5 million in earnings for the first quarter of 2007. On April 11, 2007, we sold $73 million of the securities held in trading at March 31, 2007 recognizing an additional loss of $.1 million. As anticipated, these losses have been partially offset by the increase in investment income that we have recognized from the restructuring. The securities sold had an average book yield of 4.28%. The proceeds from the sale of these securities were reinvested in securities having an average book yield of approximately 5.55%. The securities purchased included government agency bonds with a longer duration than those sold as well as tax-free municipal bonds. The longer duration bonds were purchased at a discount and better position the Corporation in a declining interest rate environment by protecting against premium and reinvestment risk. The municipal bonds assist in lowering our effective tax rate. Over the past couple of years, we have undertaken several strategies to protect against the risk of future investment cash flow being reinvested in a lower interest rate environment. The restructuring of our investment portfolio enabled us to rebalance the portfolio and restructure the maturity schedule of the portfolio to mitigate the effects of premium and call risk and to manage our future interest rate risk and effective tax yield. We expect the restructuring to result in an on-going stream of higher interest income for shareholders and to have a positive impact on our net interest margin.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2007	2006	2007	2007	2007	2006
EARNINGS SUMMARY
Interest income	$24,262	$20,560	$22,841	$21,418	$68,521	$59,076
Interest expense	$13,021	$10,380	$11,947	$11,353	$36,321	$28,445
Net interest income	$11,241	$10,180	$10,894	$10,065	$32,200	$30,631
Provision for loan and lease losses	$790	$499	$367	$163	$1,320	$579
Noninterest income	$4,063	$3,510	$4,018	$2,361	$10,442	$10,330
Noninterest expense	$9,626	$8,538	$9,836	$9,243	$28,705	$26,992
Income taxes	$1,333	$1,388	$1,504	$959	$3,796	$4,276
Net income	$3,555	$3,265	$3,205	$2,061	$8,821	$9,114
Cash dividends paid	$1,199	$1,166	$1,198	$1,199	$3,596	$3,491

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2007	2006	2007	2007
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.58	$0.53	$0.52	$0.34
Book value	$16.40	$16.10	$15.90	$16.06
Closing market value	$21.16	$21.25	$19.85	$22.50

Common shares outstanding at period end	6,157,579	6,135,594	6,151,451	6,146,443

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.84%	0.93%	0.77%	0.62%

Return on average shareholders' equity	11.84%	12.79%	10.72%	8.43%
Net interest margin	3.48%	3.57%	3.46%	3.39%
Efficiency ratio	65.39%	64.04%	67.53%	72.07%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2007	2006	2006

Assets	$1,458,646	$1,349,317	$1,321,462
Earning assets	$1,334,816	$1,232,481	$1,207,550
Gross loans	$1,031,864	$963,656	$957,391
Consumer Real Estate	$394,179	$373,721	$373,284
Commercial	$473,343	$408,361	$400,699
Consumer	$164,342	$181,574	$183,408
Investment securities	$299,105	$263,272	$245,297
Total deposits	$1,056,901	$971,381	$948,543
Noninterest bearing	$104,318	$106,579	$113,714
Interest bearing	$952,583	$864,802	$834,829
Shareholders' equity	$100,978	$96,856	$98,757

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
Period end capital to risk-weighted assets	2007	2006	2006
Tier 1	11.30%	11.81%	11.92%
Total	12.38%	12.95%	13.07%

ASSET QUALITY
Net charge-offs for the quarter	$368	$333	$359
Nonperforming assets: (Period End)
Nonaccrual loans	$7,160	$3,190	$1,714
Restructured loans	$519	$522	$525
Loans 90 days past due
and accruing	$2,260	$658	$2,421
Other real estate owned	$462	$23	$86
Total nonperforming assets
and past due loans	$16,549	$14,788	$13,325

Allowance for credit losses to gross loans, at period end	0.67%	0.68%	0.66%

Nonperforming and 90 day past-due loans to total loans, at period end	0.91%	0.40%	0.43%

Nonperforming loans and 90 day past-due loans to total assets, at period end	0.65%	0.29%	0.31%